Exhibit 99.1

Contacts:

Stereotaxis, Inc.

314-678-6105

Jim Stolze, Chief Financial Officer

jstolze@stereotaxis.com

Noonan Russo

212-845-4269

Brian Ritchie (investors)

brian.ritchie@eurorscg.com

Stereotaxis Announces Closing of Common Stock Offering

St Louis, MO, February 1, 2006 – Stereotaxis, Inc. (NASDAQ: STXS) today announced the closing of its previously announced offering of 5,000,000 newly issued shares of its common stock, as well as the exercise in full and closing of the underwriters' over-allotment option to purchase an additional 500,000 shares of common stock. The net proceeds of the offering, after giving effect to the issuance and sale of all 5,500,000 shares of common stock at a price to the public of $12.00 per share, were approximately $61.7 million after deducting underwriting discounts, commissions and offering expenses.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these shares of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus and the related prospectus supplement for the offering may be obtained from: Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005.

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to allow physicians to navigate catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire. Core components of the Stereotaxis System have received regulatory clearance in the U.S. and Europe.